EXHIBIT 5.1

Moore & Van Allen PLLC

100 North Tryon Street, 47th Floor

Charlotte, North Carolina 28202-4003

February 28, 2003

Nucor Corporation

2100 Rexford Road

Charlotte, North Carolina 28211

Ladies and Gentlemen:

We have acted as counsel to Nucor Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Reg. No. 333-101852) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of $350,000,000 aggregate principal amount of its 4.875% Notes due 2012 (the “Exchange Notes”). The Exchange Notes are proposed to be issued in accordance with the provisions of the indenture (the “Indenture”), dated as of January 12, 1999, between the Company and The Bank of New York, as Trustee.

In connection with rendering the opinions set forth below, we have examined (a) the Registration Statement, (b) the Prospectus contained therein (the “Prospectus”), (c) the Indenture, which is filed as an exhibit to the Registration Statement, (d) the Second Supplemental Indenture dated as of October 1, 2002 between the Company and the Trustee (the “Supplemental Indenture”), (e) copies of the Certificate of Incorporation and By-laws of the Company, each as amended to date, and (f) resolutions adopted by the Board of Directors of the Company. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, instruments and corporate records of the Company as we have deemed necessary as a basis for the opinions expressed below, and we have made such other investigation as we have deemed appropriate.

In that examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons executing documents submitted to us, the authenticity of documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have relied as to factual matters (without any independent verification) upon representations and warranties of the Company and upon certificates of government officials and of the Company and its officers. We have not undertaken to perform specific due diligence to determine the accuracy of factual matters relating to the opinions set forth below. No inference should be drawn from our representation of the Company that we have independently confirmed the accuracy of such certificates or representations. Nothing has come to our attention, however, to lead us to believe our reliance is not justified. We have further assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make those documents enforceable against that party. We have not verified any of those assumptions.

We are opining herein as to the effect of the laws of the State of New York (excluding conflict of laws rules) and the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction, or the local laws of any jurisdiction.

Based on the foregoing and subject to the qualifications hereinafter set forth, and having regard to legal considerations we deem relevant, we are of the opinion that the Exchange Notes, when (a) the Company’s outstanding 4.875% Notes due 2012 have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes have been duly executed, authenticated by the Trustee, issued and delivered in accordance with the Indenture, the Supplemental Indenture and the Exchange and Registration Rights Agreement (as defined in the Prospectus), and (c) applicable provisions of “blue sky” or similar laws of any state or jurisdiction have been complied with, (i) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, and (ii) will be entitled to the benefits provided by the Indenture.

We express no opinion as to the validity, legally binding effect or enforceability of any related provisions of the Indenture or the Exchange Notes that require or relate to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture, or to indemnification or contribution. In addition, we express no opinion as to the validity, legally binding effect or enforceability of any waiver of rights and defenses contained in the Indenture.

Our opinion herein on the enforceability of the Company’s obligations under the Exchange Notes is qualified to the extent that: (a) the availability of any specific remedy provided therein and any other equitable remedies, including without limitation specific performance, is subject to the exercise of judicial discretion in accordance with general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) the enforceability of any obligation of the Company may be limited by (1) bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other similar laws now or hereafter in effect relating to creditors’ rights generally, (2) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation (A) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (B) concepts of materiality, reasonableness, good faith and fair dealing, (3) limitations of the waiver of rights under usury laws, and (4) the unenforceability under certain circumstances, as contrary to public policy, under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party.

This letter and the opinions contained herein are furnished by us as counsel to the Company solely in connection with the registration under the Securities Act by the Company of the Exchange Notes, are solely for your benefit and are not to be furnished to or relied upon in any manner by any other person, firm, or entity or for any other purpose without our prior written consent.

The opinions contained herein are limited to those matters expressly covered by numbered items (i) and (ii) above; no opinion is to be implied in respect of any other matter. The opinions set forth in numbered items (i) and (ii) are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact which may hereafter be brought to our attention occurring subsequent to the date of this letter. We call to your attention that some of the attorneys at our firm own stock in the Company.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and reference to us in the Registration Statement under the caption “Legal Matters” in the related prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under

Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

MOORE & VAN ALLEN PLLC

/s/ Moore & Van Allen PLLC